                                                                     EXHIBIT 4.1

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          CLASS R CUMULATIVE PREFERRED STOCK    (PAR VALUE $.01 PER SHARE)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 800,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into additional shares of preferred stock heretofore designated as "Class R Cumulative Preferred Stock, par value $.01 per share," (the "Class R Preferred Stock") and has provided for the issuance of such additional shares.

         SECOND: The reclassification increases the number of shares classified as Class R Preferred Stock from 4,140,000 shares immediately prior to the reclassification to 4,940,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 457,762,738 shares immediately prior to the reclassification to 456,962,738 shares immediately after the reclassification. The number of shares classified as Class R Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class R Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in Article THIRD of the Articles Supplementary to the Charter (dated July 17, 2001 and filed with the MSDAT on July 18, 2001) and remain unchanged by these Articles Supplementary.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Assistant Secretary on July 31, 2001.

WITNESS:                                  APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY

/s/ LUCY CORDOVA                          /s/ TERRY CONSIDINE
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Lucy Cordova                              Terry Considine
Assistant Secretary                       Chairman of the Board



         THE UNDERSIGNED, Chairman of the Board of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          /s/ TERRY CONSIDINE
                                          --------------------------
                                          Terry Considine
                                          Chairman of the Board